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Bancorp Connecticut, Inc.

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For Immediate Release
For Further Information, Contact:

At Banknorth Group
Brian Arsenault, SVP, Corporate Communications
207 761-8517

At Bancorp Connecticut
Robert D. Morton
Chairman, President and Chief Executive Officer
860 620-6524

Banknorth Group to Acquire Bancorp Connecticut
Transaction Valued at $157 Million

Portland, Maine and Southington, Connecticut, April 11, 2002 -- Banknorth Group, Inc. (NASDAQ: BKNG) and Bancorp Connecticut, Inc. (NASDAQ: BKCT) announced today that they have signed a definitive agreement under which Banknorth will acquire Bancorp Connecticut for $28.00 per share in cash. The transaction value is $157 million, taking into account outstanding stock options of Bancorp Connecticut.

At December 31, 2001, Bancorp Connecticut, parent company of SSB (Southington Savings Bank), had total assets of $663 million, deposits of $416 million, loans of $340 million and shareholders' equity of $56 million. SSB has seven banking offices: four in Southington and one each in Kensington, Wallingford and Cheshire. Banknorth, N.A., the banking subsidiary of Banknorth Group, currently does business in Connecticut as Banknorth Connecticut with six full service banking offices and two drive-up facilities in six Connecticut communities.

"The acquisition of Bancorp Connecticut and SSB creates a $1 billion banking presence for our Company in Connecticut and positions us for growth in the state," said William J. Ryan, Banknorth Chairman, President and Chief Executive Officer.

"This is a natural extension of our Connecticut presence and adds some great communities to our community banking network," Mr. Ryan added.

Robert D. Morton, Bancorp Connecticut Chairman, President and Chief Executive Officer, said: "Our Board carefully considered the interests of our shareholders, employees, customers and the community and decided that Banknorth was a win-win for all constituencies. Even given our high level of performance in recent years, we clearly had limited potential for future growth. As the industry continues to consolidate, it makes sense for us to team up with a great banking company which shares the same philosophy and focus that we do -- integrity, customer service and community lending."

The terms of the agreement call for outstanding shares of Bancorp Connecticut common stock, other than treasury shares and dissenters' shares, to be converted into the right to receive $28.00 in cash per share. The transaction is valued at 255% of Bancorp Connecticut book value per share at December 31, 2001 and 16.1 times analysts' consensus estimated earnings per share of Bancorp Connecticut for 2002.

The definitive agreement was approved by the Board of Directors of Banknorth and the Board of Directors of Bancorp Connecticut. The transaction is subject to all required regulatory approvals, the approval by shareholders of Bancorp Connecticut and other customary conditions. In connection with the execution of the merger agreement, Bancorp Connecticut announced that it has postponed its scheduled annual meeting of shareholders on April 23, 2002 so that shareholders could consider adoption of the merger agreement at a meeting on a date to be announced.

The transaction is expected to be completed in the third quarter of the year with operational integration to follow soon after.

Peter J. Verrill, Banknorth Chief Operating Officer and Chief Financial Officer, said that Banknorth expects to achieve cost savings of 25 percent in the transaction. Mr. Verrill added that Banknorth expects transaction costs of approximately $11.5 million in connection with the acquisition, a portion of which will be charged to earnings as a one-time charge and the balance of which will increase Banknorth's goodwill.

Mr. Verrill added that the transaction is expected to be accretive to Banknorth's earnings upon operational integration, increasing 2002 diluted per share earnings by one cent. 2003 earnings are expected to benefit by two cents per diluted share as a result of the transaction.

In connection with this transaction, Keefe, Bruyette & Woods, Inc. acted as financial advisor to Banknorth and Sandler O'Neill & Partners, L.P. acted as financial advisor to Bancorp Connecticut.

Banknorth Group, Inc., headquartered in Portland, Maine is one of the country's 35 largest commercial banking companies with total assets of $21.1 billion at December 31, 2001. The Company's banking subsidiary, Banknorth, NA, operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New York and Vermont. The Company's Connecticut banking division currently operates banking offices in Glastonbury, East Hartford, Colchester, Portland, Rocky Hill and Wethersfield.

Banknorth also operates subsidiaries and divisions in insurance, investment planning, money management, leasing, merchant services, mortgage banking, government banking and other financial services.

This press release contains forward-looking statements by Bancorp Connecticut, Inc. and Banknorth Group, Inc. These forward-looking statements include information about the financial condition, results of operation and business of Bancorp Connecticut, Inc. and Southington Savings Bank, and of Banknorth Group, Inc. upon completion of the Merger. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) the general risks associated with the delivery of financial products and services; (2) fluctuating investment returns; (3) increased competition; (4) less favorable general economic conditions, either nationally or in the markets where the entities are or will be doing business; (5) legislation or adverse changes in regulatory requirements; and (6) with respect to the Merger, (a) the Merger may not be consummated, (b) estimated cost savings from the Merger cannot be fully realized within the expected time frame; (c) revenues following the Merger are lower than expected; and (d) costs or difficulties related to the integration of the businesses of Banknorth Group, Inc. and Bancorp Connecticut, Inc. are greater than expected.

Bancorp Connecticut will be filing relevant documents concerning the merger with the Securities and Exchange Commission, including a proxy statement. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Bancorp Connecticut will be available free of charge from the Secretary of Bancorp Connecticut (Phillip J. Mucha, Secretary, Bancorp Connecticut, Inc., 121 Main Street, Southington, Connecticut 06489, telephone (860) 628-0351). The directors and executive officers of Bancorp Connecticut may be deemed to be participants in the solicitation of proxies to approve the merger. Information about the directors and executive officers of Bancorp Connecticut and ownership of Bancorp Connecticut common stock is set forth in Bancorp Connecticut's proxy statement dated March 25, 2002 as filed with the SEC. Additional information about the interests of those participants may be obtained from reading the definitive proxy statement regarding the proposed acquisition when it becomes available. BANCORP CONNECTICUT INVESTORS SHOULD READ THE PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.